Exhibit 99.1

FORESIGHT ENERGY ANNOUNCES THAT CLINE GROUP BECOMES SOLE

OWNER OF FORESIGHT RESERVES LP

ST. LOUIS, Missouri—(BUSINESS WIRE)—February 2, 2015— Foresight Energy LP (NYSE: FELP) announced that E. Bartow Jones, a member of the Board of Directors of its general partner (the “Board”), will step down from the Board effective today. Mr. Jones, a partner at Riverstone Holdings, LLC, served on the Board since FELP’s IPO in June 2014.

Mr. Jones’s resignation from the Board follows the sale by Riverstone and its affiliates of all their ownership interest in Foresight Reserves LP (“FRLP”), FELP’s parent, to the remaining partners of FRLP, which are all Chris Cline controlled companies and trusts for the benefit of Cline family members.

Following Mr. Jones’s departure, the Board of Directors will have six members.

“I have enjoyed working with Chris and his team since 2007, when Foresight’s longwall mines were only ideas. From 2007 to today, Chris and his management team executed year after year on their plan to build the low cost operator in the Illinois Basin. Today, I leave the Company in the hands of a great management team, and I look forward to watching them continue to grow and execute,” stated Jones.

“Bartow and the entire Riverstone team were a pleasure to work with for the last seven years. Riverstone’s gutsy investment back in 2007 helped us grow right through the global financial crisis in 2008 and 2009 and really demonstrated to me the practical advantages of partnering with experienced, knowledgeable, energy investors,” noted Chairman Chris Cline.

“Buying Riverstone’s equity position today represented an attractive opportunity for us to re-invest in the long term prospects of Foresight Energy’s business, and also allowed Riverstone to lock in excellent returns for their patient investors,” said Chris Cline.

Chris Cline also noted that he looks forward to working with Riverstone on other projects in the future.

About Foresight Energy LP

FELP is a leading coal producer in the Illinois Basin region of the United States with control of over three billion tons of coal reserves currently supporting four mining complexes. FELP’s logistics give each of its mining complexes multiple modes of transportation to reach the end-users for its coal, including rail, barge and truck. FELP serves both the domestic and international markets.

About Riverstone Holdings LLC

Riverstone is an energy and power-focused private investment firm founded in 2000 by David M. Leuschen and Pierre F. Lapeyre, Jr. with approximately $27 billion of equity capital raised.

Riverstone conducts buyout and growth capital investments in the exploration & production, midstream, oilfield services, power and renewable sectors of the energy industry. With offices in New York, London, Houston and Mexico City, the firm has committed approximately $29 billion to 116 investments in North America, Latin America, Europe, Africa and Asia.

Contacts

Foresight Energy LP

Oscar A. Martinez

Senior Vice President & Chief Financial Officer

(314) 932-6152

Investor.relations@foresight.com

Riverstone Holdings LLC

Jeffrey Taufield

James David

Kekst and Company

(212) 521-4800

Jeffrey-Taufield@kekst.com

James-David@kekst.com